Exhibit 99.1

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2004 Third Quarter Results

Revenues Increased 5% Sequentially;

Operating Expenses Decreased 21% Sequentially;

Signed First Customers Under Enterprise Advantage Subscription Pricing Model

LEXINGTON, Mass. (October 27, 2004) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized solutions delivering software and services for online business collaboration, today announced financial results for the third quarter ended September 30, 2004.

Third Quarter 2004 Results

Revenues for the third quarter were $9.7 million, up 5 percent from $9.3 million in the second quarter of 2004. Revenues increased sequentially for all three revenue types. Software license revenue for the third quarter was $2.8 million, or 29 percent of total revenues, representing an 8 percent increase over the previous quarter. Software services revenues were $2.7 million for the third quarter, or 28 percent of total revenues, representing a 2 percent increase over the previous period. Maintenance and professional services revenues were $4.2 million in the third quarter, or 43 percent of total revenues, representing a 5 percent increase over the second quarter of 2004.

Net loss for the third quarter of 2004 was $1.8 million, or $0.07 per share. This compared with a net loss of $4.8 million, or $0.18 per share, for the second quarter of this year. Gross margin percentage increased by 30 basis points sequentially to 81.2 percent for the third quarter of 2004, compared with 80.9 percent in the second quarter of 2004.

Centra’s cash, cash equivalents, and short-term investments totaled $26.6 million as of September 30, 2004. The Company’s days sales outstanding (DSO) was 53 days at the end of the quarter.

CEO Comments

“We are pleased with both the financial and business results that we achieved during the third quarter,” said Paul R. Gudonis, president and CEO of Centra. “Total revenues, which increased five percent from the second quarter, were better than our previous guidance that revenues would be flat to slightly down sequentially based on the software industry’s historically slower sales during the calendar third quarter. In addition, we lowered our operating expenses by 21 percent sequentially and improved our net loss per share by $0.11 compared with the second quarter. We also continued to make solid progress in repositioning Centra as a provider of value-added specialized applications to Global 5000 enterprises, large education institutions and government agencies. During the quarter, approximately 80 percent of our orders were derived from new or existing customers in these target markets.

“We are also beginning to have early success with our Enterprise Advantage Subscription (EAS) pricing model. We announced this new pricing option during the third quarter and have already signed five customers to three-year contracts worth a total of approximately $2.4 million. The revenue associated with these new EAS contracts will be recorded over the life of the contract, thereby increasing revenue visibility and backlog so that we can enter future quarters with more predictable revenues,” said Gudonis.

“Our customers use our specialized applications for online collaboration to solve major business problems, which enables us to differentiate Centra in the marketplace. We continue to make progress toward designing the next version of our Enterprise Application Rollout and Sales Effectiveness solutions and in forming partnerships to integrate new technologies into these specialized applications. Our recent agreement with EMC/Documentum to integrate our online collaboration solutions with the Documentum Enterprise Content Management platform is the first of such partnerships,” said Gudonis.

“Looking forward, we expect fourth-quarter revenues to increase again sequentially, and expect our loss per share to continue to improve. The positive results we have seen in the past few months reinforces our commitment to sell specialized applications to our target markets. By successfully executing on our strategy and continuing to sign up customers under our EAS pricing model, we believe we will be able to generate more of our revenues on a recurring basis, resulting in more predictable revenue growth and leading to profitability and consistent positive cash flow,” concluded Gudonis.

Third Quarter Highlights

•	Centra added 32 new customers in the third quarter, including major accounts such as BiSys, Hughes Supply, Mitsubishi Trust, NationsRent and Rockwell Automation. The Company also expanded sales to its installed base, including additional contracts with customers such as Liberty Mutual, Osram Sylvania and Trinity Health.

•	Centra formally introduced its Enterprise Advantage Subscription (EAS) pricing model in the third quarter and signed five new EAS customers during the quarter. The Enterprise Advantage Subscription pricing model is a multi-year, flat fee, volume licensing program designed to enable large organizations to deploy Centra’s online collaboration solutions across the enterprise.

•	Centra forged new joint marketing and reseller agreements with conferencing product, services and solution providers including Webinar Resources, a leading professional services company offering Web-enabled demand generation solutions; The Maxwell Group, a leading provider of online meeting administration and event management support; and Didasko Limited, an Australian business focused on the high growth education services market.

•	Centra announced a key addition to its executive leadership team. Martin Deise joined the Company as senior vice president of Professional Services. Centra also announced that Leon Navickas, founder and chief strategy officer would leave his senior management role at Centra in order to pursue new opportunities. He will remain chairman of the board.

•	Centra hosted the industry’s first online conference focusing on the issues around managing change. Several hundred Centra customers and prospective customers attended the event to learn how to effectively use Centra’s specialized applications within their organizations.

•	Centra received an HR Technology Excellence award in the category of Best HR Technology Solution in eLearning from the International Quality & Productivity Center.

Third Quarter Conference Call

Centra will host a conference call on Thursday, October 28, 2004 at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in 12 languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, acceptance by customers of the Company’s Enterprise Advantage Subscription pricing model, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform and the Company’s other current and future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, the effect of changes in the senior management team, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the three months ended June 30, 2004, which are available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2003	September 30, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$28,888	$26,646
Restricted cash	—	233
Accounts receivable, net	7,832	5,714
Prepaid expenses and other current assets	979	1,285

Total current assets	37,699	33,878

Long-term investments	5,888	—
Property and equipment, net	1,664	1,558
Restricted cash	433	400
Other assets	111	31
Intangible assets, net	233	—

Total assets	$46,028	$35,867

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,711	$1,068
Accounts payable	904	649
Accrued expenses	6,195	5,623
Deferred revenue	12,340	12,297

Total current liabilities	21,150	19,637

Long-term debt, net of current maturities	553	1,017

Total stockholders’ equity	24,325	15,213

Total liabilities and stockholders’ equity	$46,028	$35,867

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2003 and 2004

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2003	2004	2003	2004
Revenues
License	$5,447	$2,829	$14,424	$7,973
Software services	2,113	2,670	6,049	7,671
Maintenance and professional services	3,549	4,202	10,711	11,950

Total revenues	11,109	9,701	31,184	27,594

Cost of revenues
License	153	63	426	194
Amortization of acquired developed technology	175	—	525	233
Software services	590	555	1,731	1,783
Maintenance and professional services	1,055	1,208	3,171	3,244

Total cost of revenues	1,973	1,826	5,853	5,454

Gross profit	9,136	7,875	25,331	22,140

Operating expenses
Sales and marketing	5,213	4,763	16,158	16,820
Product development	2,811	2,313	8,763	7,888
General and administrative	2,911	2,443	7,493	6,580
Restructuring charges	—	241	—	788

Total operating expenses	10,935	9,760	32,414	32,076

Operating loss	(1,799)	(1,885)	(7,083)	(9,936)

Other income (loss), net	53	78	211	152

Net loss	$(1,746)	$(1,807)	$(6,872)	$(9,784)

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.26)	$(0.36)

Weighted average shares outstanding Basic and diluted	26,619	27,410	26,371	27,299